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                                                                   EXHIBIT 10(m)





                            DESCRIPTION OF SALARIED
                         EMPLOYEE INCENTIVE BONUS PLAN





For the 1994 fiscal year, Liz Claiborne, Inc. (the "Company") maintained a bonus plan for full time salaried employees under which bonuses were earned based on achievement of certain performance criteria, subject to certain terms and conditions. Under the bonus plan, the potential maximum bonus an employee could earn was established as a percentage of the employee's base salary ranging from 20% to 100%. Bonuses for the year were determined by reference to a combination of pre-established corporate, divisional (if applicable) and individual performance criteria. The corporate portion of the bonus was determined by reference to levels of corporate operating income and return on capital compared to specified targets. The corporate performance goals set for fiscal 1994 were not met, and, as a result, no bonus awards were earned under the corporate component of the bonus program. For the 1995 fiscal year, a bonus plan which will place increased emphasis on the achievement of specified target levels of objective divisional and departmental goals, as contrasted with corporate and/or subjective individual performance is anticipated.